One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (504) 582-4195	David P. Joint (504) 582-4203	William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc.
Announces Redemption of its 6⅞% Senior Notes due 2014

PHOENIX, AZ, July 21, 2009 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that it has issued a notice to redeem all of its outstanding 6⅞% Senior Notes due 2014 on August 20, 2009 for $352 million.  Currently, $340 million aggregate principal amount of the notes is outstanding.

Holders of record will receive 103.438% of the principal amount together with accrued and unpaid interest from August 1, 2009 to the redemption date.  Annual interest costs for the notes approximate $23 million.  FCX expects to record an approximate $14 million charge to net income in the third quarter of 2009 in connection with the redemption.  The Bank of New York Mellon, as trustee, has distributed to the registered note holder written notice of the specific terms of the redemption.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s web site at “www.fcx.com.”
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